Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-00000) pertaining to the Mueller Industries, Inc. 2024 Incentive Plan of Mueller Industries, Inc. of our reports dated February 28, 2024, with respect to the consolidated financial statements of Mueller Industries, Inc. and the effectiveness of internal control over financial reporting of Mueller Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

August 2, 2024